EXHIBIT 10.2

SEVERANCE AGREEMENT
Applied Industrial Technologies, Inc.
One Applied Plaza
Cleveland, Ohio 44115

August 13, 2013
Mr. Carl E. Will
[address redacted]

Dear Carl:
As a material inducement to you joining Applied Industrial Technologies, Inc. (the “Company”), the parties desire to set forth in this Severance Agreement (the “Agreement”) their mutual agreements concerning the terms and conditions of any severance benefits in the event your employment with the Company is terminated during the period ending on July 22, 2014 (the “Term”).
Nothing herein shall be construed to prevent either you or the Company from terminating your employment at any time, for cause or otherwise, subject only to the specific payment, if any, and other provisions hereinafter set forth in this Agreement.
1.Employment. The Company hereby agrees to employ you, and you agree to serve, as the Company’s Chief Commercial Officer during the Term. In the event your employment with the Company is terminated, the parties hereby agree that (a) you shall be entitled to severance payments from the Company only to the extent specifically provided for herein and (b) the Company’s obligation to make any severance payments to you hereunder shall be conditioned upon your satisfaction of all terms and conditions relating to such payment. Notwithstanding the foregoing, if your employment with the Company is terminated for any reason, you shall be entitled to payment of all compensation and benefits earned and fully vested through your Date of Termination (as hereinafter defined) in accordance with the terms of any plan, agreement or terms and conditions relating to such compensation or benefits and that no such amount shall be deemed to be a severance payment.

2.Severance Payment Amount.
(a)    If your employment with the Company is terminated within the Term, either by you for Good Reason or by the Company Without Cause, you shall be entitled to a severance payment equal to your base salary for the lesser of (i) six months or (ii) the period from your Date of Termination through the end of the Term. You acknowledge that no severance payment shall be due under this Agreement to the extent you receive or are legally entitled to receive severance payments under any other agreement, plan or arrangement with the Company; provided, however, you may give notice to the Company of your election to decline severance payments hereunder in favor of severance payments under any other agreement, plan or arrangement with the Company or to accept severance payments hereunder and, thereby, decline severance payments under any other agreement, plan or arrangement with the Company.

(b)    For purposes of this Agreement the term “Without Cause” shall mean termination of your employment for reasons other than your death, Retirement, Disability or Cause. For purposes of this Agreement, “Cause” shall mean:
(i)    the willful and continued failure by you to perform substantially your duties with the Company or one of its affiliates (other than for Disability or Good Reason), after a written demand for substantial performance is delivered to you by the Board which specifically identifies the manner in which the Board believes that you have not substantially performed your duties, or
(ii)    the willful engagement by you in illegal conduct or gross misconduct involving moral turpitude that is materially and demonstrably injurious to the Company.
For purposes of this Section 2(b), no act or failure to act shall be considered “willful” unless it is done, or omitted to be done, in bad faith or without your reasonable belief that such action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given you pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, in good faith and in the best interests of the Company. Termination of your employment with the Company shall not be deemed to be for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to you and you are given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, you are guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail;
(c)    For purposes of this Agreement, “Good Reason” shall mean:
(i)    a material diminution in your authority, duties, or responsibilities;

(ii)    a material diminution in the authority, duties, or responsibilities of the person to whom you reported immediately prior to the Effective Date;

(iii)    a material diminution by the Company of your annual base salary that was provided to you by the Company immediately prior to the Effective Date; or

(iv)    a material change in the geographic location where you provide service to the Company.

provided that, for purposes of this Section 2(c), Good Reason shall be interpreted to comply with Treas. Reg. §1.409A-1(n)(2)(ii) and shall not have occurred unless you give the Company notice within 90 days of the initial existence of the condition claimed by you in good faith to constitute Good Reason and the Company has at least 30 days in which to remedy the condition and provided further that such separation from service occurs no later than six months after one or more of the conditions constituting “Good Reason” occurs. For purposes of this Agreement, “Good Reason” shall not exist if you have given your prior written consent to any of the events that would otherwise constitute “Good Reason”.
(d)    For purposes of this Agreement, except in the case of death, your “Date of Termination” shall be the earlier of the date specified by either you or the Company in a written notice of termination to the other party hereto or the date that you incur a Separation from Service for purposes of Section 409A of the Internal Revenue Code, as amended, and the regulations issued thereunder (“Section 409A”).

3.Form and Time of Severance Payment.
(a)    Form of Severance Payment. Any severance payment made hereunder shall be paid in cash in a lump sum payment (or payments) at the time(s) provided in Section 3(b).

(b)    Time of Payment(s).

(i)    Specified Employee. In the event that on your Date of Termination you are a “specified employee” within the meaning of Section 409A (“Specified Employee”), the portion of your severance payment that does not exceed the amount specified in Treas. Reg. §1.409A-1(b)(9)(iii)(A) shall be paid within the first five business days following your Date of Termination and the remaining portion of your severance payment shall be made on the first day of the seventh calendar month following your Date of Termination. Each payment of your severance payment made hereunder shall be deemed to be a separate payment for purposes of applying the provisions of Section 409A.

(ii)    Not Specified Employee. If you are not a Specified Employee on your Date of Termination, the Company will pay the amount described in Section 2(a) hereof within the first five business days following your Date of Termination.

(iii)    Notwithstanding the foregoing, in the event that any portion of your severance benefit is not excluded from the definition of deferred compensation under Section 409A, such portion of your severance benefit shall begin to be paid in the later of the taxable year in which it would otherwise be payable under this Agreement or the taxable year required under Internal Revenue Service Notice 2010-80 (or subsequently issued guidance) regarding operational compliance with Section 409A.

4.No Mitigation Required. You shall not be required to mitigate the amount of any payment or benefit provided for in Section 2(a) by seeking other employment or otherwise.

5.Nonmerger of Restrictive Covenants. Regardless of whether any severance payment is payable to you pursuant to Section 2(a) of this Agreement, as a material inducement to the Company to enter into this Agreement, you specifically acknowledge that the covenants contained in Section 11 of your Offer of Employment executed as of June 27, 2013 (the “Offer of Employment”) shall survive termination of your employment and that no provision of any plan, agreement, award or other arrangement with the Company that contains covenants of a similar subject matter shall be deemed to amend, modify or terminate said covenants, except and solely to the extent specifically provided for by reference to such Section and Offer of Employment. In the event more than one plan, agreement, award or other arrangement with the Company contains covenants of a similar subject matter to those set forth in Section 11 of the Offer of Employment, the most favorable provisions to the Company of each such covenant, taken as a whole, shall govern.

6.Release of All Claims. The Company’s obligation to make any payment under Section 2(a) of this Agreement shall be conditioned upon your delivering, in a form reasonably satisfactory to the Company, a release of all claims or causes of action that may have arisen out of your employment or the termination of his employment, any transaction, or any state of facts existing on or prior to the Date of Termination, including, but not limited to, any and all claims and causes of action arising under any severance plan, policy, or practice of the Company, against the Company or any of its affiliates, subsidiaries, successors, assigns, shareholders, employees, insurers, officers, directors, or agents, be they common law or statutory, legal or equitable, in contract or tort including claims under Title VII of the Civil Rights Act of 1964, the Vietnam Era Veterans’ Readjustment Assistance Act of 1974, the Uniformed Services Employment and Reemployment Rights Act, the Age Discrimination in Employment Act, the Fair Labor Standards, Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, the Americans With Disabilities Act, and the fair employment practices acts and all other employment laws of the various states arising out of or relating in any way to your employment with the Company or the termination of that employment.

7.Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

8.Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by you and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Except as otherwise provided herein, this Agreement constitutes the entire agreement between the Company and you with respect to the subject matter hereof and no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Ohio, without giving effect to its conflict of laws provisions.

9.Validity. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

10.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

11.Jurisdiction. In the event of any dispute or controversy arising under or in connection with this Agreement, you and the Company hereby irrevocably consent to the jurisdiction of the Common Pleas Court of the State of Ohio (Cuyahoga County) or the United States District Court for the Northern District of Ohio.

12.Non‑Alienation. No benefit under this Agreement shall at any time be subject in any manner to alienation or encumbrance. If you attempt to, or shall, alienate or in any way encumber your rights or benefits under the Agreement, or any part thereof, or if by reason of his bankruptcy or other event happening at any time any such benefits would otherwise be received by anyone else or would not be enjoyed by you, your interest in all such benefits shall automatically terminate and the same shall be held or applied to or for the benefit of such person, his spouse, children, or other dependents as the Company may select.

13.Taxes. The Company (or any agent of the Company) shall report all income required to be reported, and withhold from any payment under the Agreement the amount of withholding taxes due, in the opinion of the Company, in respect of such income or payment and shall take any other action as may be necessary, in the opinion of the Company, to satisfy all obligations for the reporting of such income and payment of such taxes. Except as specifically provided herein, the Company shall not be held liable for any taxes, penalties, interest, or other monetary amounts owed by a Participant or other person, including any taxes, penalties, and/or interest under Section 409A, as a result of the payment or deferral of any amounts under the Agreement. Although the Company shall use its best efforts to avoid the imposition of taxation, penalties, and/or interest under Section 409A, tax treatment of any payment under this Agreement is not warranted or guaranteed. The obligation of the Company shall constitute the unsecured promise of the Company to make payments as provided herein, and no person shall have any interest in, or a lien or prior claim upon, any property of the Company.

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If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of the letter which will then constitute our agreement on this subject.

Very truly yours,

APPLIED INDUSTRIAL TECHNOLOGIES, INC.

By: /s/ Neil A. Schrimsher
Date: August 13, 2013

ACCEPTED AND AGREED TO:

/s/ Carl E. Will CARL E. WILL